Exhibit 99.1

                    Star Gas Partners, L.P. Reports
         Seasonal Fourth Quarter Loss and Fiscal 2007 Results


    STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 7, 2007--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for the fiscal year ended September 30, 2007 and its fiscal 2007 fourth quarter, a non-heating season period. In addition, Star announced that it completed two acquisitions during the fiscal 2007 fourth quarter. During the full fiscal 2007 period, Star acquired seven retail heating oil dealers with approximately 19,400 home heating oil customers and several thousand plumbing customers. Because these acquisitions were completed after the heating season, they did not affect fiscal year 2007 results in a material way.

    For the fiscal year ended September 30, 2007, compared to the fiscal year ended September 30, 2006

    Star reported a 2.3 percent decrease in revenues to $1,267.2 million, compared to $1,296.5 million, as increases in selling prices were more than offset by a decline in product sales due to lower volume.

    Home heating oil volume declined 13.3 million gallons, or 3.4 percent, to 376.6 million gallons, as 3.1 percent colder temperatures were more than offset by the impact of net customer attrition and other factors. For fiscal 2007, Star lost (excluding gains from acquisitions) 5.0 percent of its home heating oil customer base, an improvement from fiscal 2006 in which Star lost 6.6 percent of its home heating oil customer base.

    Total gross profit increased by $3.7 million, as the impact of an expansion in home heating oil margins of 2.8 cents and an improvement in service and installation profitability of $3.7 million more than offset the impact of lower sales volume.

    Total operating expenses (delivery, branch, general and administrative) decreased by $9.9 million, or 4.3 percent, largely due to lower insurance expense of $4.7 million and other expense reductions of $5.0 million.

    Operating income increased $78.3 million to $55.1 million. The majority of this increase relates to the favorable non-cash change in the fair value of derivative instruments of $61.3 million. The balance of the change, or $17.0 million, was largely due to lower operating costs of $9.9 million, an improvement in service and installation profitability of $3.7 million and lower depreciation and amortization expense of $3.4 million.

    For fiscal 2006, Star recorded a $6.6 million non-cash loss on the early redemption and conversion of our 10.25% senior notes.

    Net interest expense decreased $9.7 million, or 45.6 percent, to $11.5 million due to lower average debt outstanding of approximately $63.3 million and higher invested cash balances.

    Net income increased $92.5 million to $38.2 million, due to a $78.3 million increase in operating income, lower net interest expense of $9.7 million and the non-recurrence of a $6.6 million loss on the redemption of debt recorded in fiscal 2006, reduced by higher income tax expense of $1.5 million and a $1.1 million charge relating to the sale of the propane segment in fiscal 2005.

    Adjusted EBITDA increased by $13.5 million to $68.4 million, as an increase in Adjusted EBITDA in the base business was slightly reduced by the expected summertime losses from acquisitions. In fiscal 2007, we were able to increase our per gallon margins and reduce our operating expenses, which more than offset the impact of lower sales volume and resulted in an increase in Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes the presentation of Adjusted EBITDA is relevant and useful because it allows investors to view the Partnership's performance in a manner similar to the method management uses, adjusted for non- cash items (such as changes in the fair value of derivative instruments and losses on redemption of debt) and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, certain of Star's financial covenants in its material debt documents are calculated using Adjusted EBITDA.

    Star Gas Partners Chief Executive Officer Dan Donovan, stated, "We are pleased with the recent success of our acquisition program, which added 19,400 home heating oil customers in fiscal 2007, and almost totally offset customers lost through net attrition."

    Mr. Donovan, continued, "We have seen all-time record home heating oil prices since the end of fiscal 2007. To counteract this challenging industry environment, our entire organization continues to focus on offering our valued customers excellence in all facets of our service and also keeping the Partnership's operating expenses under control. The difficult market conditions may also present increased opportunities for Star to make additional acquisitions."

    For the three months ended September 30, 2007, compared to the three months ended September 30, 2006

    Star reported a 9.2 percent decrease in total revenues to $137.6 million, compared to total revenues of $151.5 million in the year-ago period, as the impact of higher selling prices was more than offset by a 15.9 percent reduction in home heating oil volume. Selling prices were higher during the quarter due to the increase in the wholesale cost of home heating oil. The home heating oil volume decline was due to warmer temperatures in September and other factors.

    Total gross profit declined by $7.8 million due to a reduction in home heating oil margins of 9.9 cents per gallon, lower sales volume and lower service and installation gross profit. During the fourth quarter of fiscal 2006, Star took advantage of favorable conditions in the home heating oil spot market, which resulted in an expansion of its per gallon margin. Star's management believes the home heating oil margins realized in the fourth quarter of fiscal 2007 are more representative of typical summertime margins.

    Total operating expenses (delivery, branch, general and administrative) decreased by $2.8 million, or 6.1 percent, to $42.8 million.

    The Partnership's operating loss decreased by $12.7 million to a $30.0 million loss, as compared to an operating loss of $42.7 million, as a favorable change in the fair value of derivatives of $17.3 million and lower operating costs (including depreciation and amortization) of $3.3 million, were partially offset by lower gross profit of $7.8 million.

    The net loss decreased by $12.8 million to a $33.1 million loss, as compared to a net loss of $45.9 million, primarily due to a $12.7 million increase in operating income, lower net interest expense of $0.8 million and an increase in the income tax benefit of $0.4 million, reduced by a $1.1 million adjustment to sale of discontinued operations.

    The Adjusted EBITDA loss increased by $5.0 million to $21.6 million, due to lower per gallon gross profit margins ($2.5 million), an expected loss from acquisitions ($0.8 million) and the impact of lower volume and other factors ($1.7 million). Adjusted EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes the presentation of Adjusted EBITDA is relevant and useful because it allows investors to view the Partnership's performance in a manner similar to the method management uses, adjusted for non cash items (such as changes in the fair value of derivative instruments and losses on redemption of debt) and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, certain of Star's financial covenants in its material debt documents are calculated using Adjusted EBITDA.

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/603-3143 or 706/634-8769 (international callers). Please note the conference ID# is 26522078. A webcast is also available at www.star-gas.com/MediaList.cfm and at www.vcall.com.

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions or redeploy assets, the impact of litigation, the continuing residual impact of the business process redesign project and our ability to address issues related to that project, our ability to contract for our current and future supply needs, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, the ability to attract and retain employees, customer credit worthiness, counter party credit worthiness and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2007, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                                      Years Ended
                                                      September 30,
                                                   -------------------
(in thousands)                                       2007      2006
-------------------------------------------------- --------- ---------

ASSETS
Current assets
 Cash and cash equivalents                         $112,886  $ 91,121
 Receivables, net of allowance of $7,645 and
  $6,532, respectively                               78,923    87,393
 Inventories                                         85,968    75,859
 Fair asset value of derivative instruments          14,510     3,766
 Prepaid expenses and other current assets           28,216    37,741
                                                   --------- ---------
      Total current assets                          320,503   295,880
                                                   --------- ---------

Property and equipment, net                          41,721    42,377
Long-term portion of accounts receivables             1,362     3,513
Goodwill                                            181,496   166,522
Intangibles, net                                     48,468    61,007
Deferred charges and other assets, net                8,554    10,899
Long-term assets held for sale                            -     1,010
                                                   --------- ---------
 Total assets                                      $602,104  $581,208
                                                   ========= =========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable                                  $ 18,797  $ 21,544
 Fair liability value of derivative instruments       5,312    13,790
 Current maturities of long-term debt                     -        96
 Accrued expenses and other current liabilities      65,444    62,651
 Unearned service contract revenue                   37,219    36,634
 Customer credit balances                            71,109    73,863
                                                   --------- ---------
      Total current liabilities                     197,881   208,578
                                                   --------- ---------

Long-term debt                                      173,941   174,056
Other long-term liabilities                          13,951    25,249

Partners' capital
 Common unitholders                                 232,895   194,818
 General partner                                       (129)     (293)
 Accumulated other comprehensive income (loss)      (16,435)  (21,200)
                                                   --------- ---------
      Total partners' capital                       216,331   173,325
                                                   --------- ---------
 Total liabilities and partners' capital           $602,104  $581,208
                                                   ========= =========




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                           Three Months Ended    Twelve Months Ended
                              September 30,         September 30,
                           ------------------- -----------------------
(in thousands, except per
 unit data)                  2007      2006       2007        2006
-------------------------- --------- --------- ----------- -----------

Sales:
  Product                  $ 94,381  $105,924  $1,088,610  $1,109,332
  Installations and
   service                   43,174    45,572     178,565     187,180
                           --------- --------- ----------- -----------
       Total sales          137,555   151,496   1,267,175   1,296,512
Cost and expenses:
  Cost of product            74,848    79,672     804,928     825,694
  Cost of installations
   and service               41,465    42,746     176,947     189,214
  (Increase) decrease in
   the fair value of
   derivative instruments     1,340    18,601     (15,664)     45,677
  Delivery and branch
   expenses                  39,197    41,579     199,090     205,037
  Depreciation and
   amortization expenses      7,073     7,570      28,995      32,415
  General and
   administrative expenses    3,607     4,025      17,768      21,673
                           --------- --------- ----------- -----------
   Operating income (loss)  (29,975)  (42,697)     55,111     (23,198)
Interest expense             (5,167)   (5,003)    (20,448)    (26,288)
Interest income               2,597     1,674       8,923       5,085
Amortization of debt
 issuance costs                (570)     (570)     (2,282)     (2,438)
Loss on redemption of debt        -         -           -      (6,603)
                           --------- --------- ----------- -----------
  Income (loss) from
   continuing operations
   before income taxes      (33,115)  (46,596)     41,304     (53,442)
Income tax expense
 (benefit)                   (1,090)     (681)      2,002         477
                           --------- --------- ----------- -----------
  Income (loss) from
   continuing operations    (32,025)  (45,915)     39,302     (53,919)
Loss on sale of
 discontinued operations,
 net of income taxes         (1,061)        -      (1,061)          -
                           --------- --------- ----------- -----------
Income (loss) before
 cumulative effect of
 change in accounting
 principles                 (33,086)  (45,915)     38,241     (53,919)
Cumulative effect of
 change in accounting
 principles -- change in
 inventory pricing method         -         -           -        (344)
                           --------- --------- ----------- -----------
  Net income (loss)        $(33,086) $(45,915) $   38,241  $  (54,263)
                           ========= ========= =========== ===========
   General Partner's
    interest in net income
    (loss)                     (141)     (200)        164        (160)
                           --------- --------- ----------- -----------
Limited Partners' interest
 in net income (loss)      $(32,945) $(45,715) $   38,077  $  (54,103)
                           ========= ========= =========== ===========

Basic and diluted income
 (loss) per Limited
 Partner Unit:
  Continuing operations    $  (0.42) $  (0.60) $     0.51  $    (1.01)
  Loss on sale of
   discontinued operations    (0.01)        -       (0.01)          -
  Cumulative effect of
   change in accounting
   principle                      -         -           -       (0.01)
                           --------- --------- ----------- -----------
  Net income (loss)        $  (0.43) $  (0.60) $     0.50  $    (1.02)
                           ========= ========= =========== ===========

Weighted average number of
 Limited Partner units
 outstanding:
  Basic                      75,774    75,774      75,774      52,944
                           ========= ========= =========== ===========
  Diluted                    75,774    75,774      75,774      52,944
                           ========= ========= =========== ===========


                       SUPPLEMENTAL INFORMATION

    The Partnership uses EBITDA and adjusted EBITDA as measures of liquidity and they are being included because the Partnership believes that they provide investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA and adjusted EBITDA are not recognized terms under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and adjusted EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA and adjusted EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and adjusted EBITDA and (ii) a reconciliation of EBITDA and adjusted EBITDA, as so calculated, to cash provided by operating activities.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
             RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

                                                   Three Months Ended
                                                      September 30,
(in thousands)                                       2007      2006
-------------------------------------------------- --------- ---------

Income (loss) from continuing operations           $(32,025) $(45,915)
Plus:
Income tax expense (benefit)                         (1,090)     (681)
Amortization of debt issuance cost                      570       570
Interest expense, net                                 2,570     3,329
Depreciation and amortization                         7,073     7,570
                                                   --------- ---------
EBITDA from continuing operations                   (22,902)  (35,127)
(Increase) / decrease in the fair value of
 derivative instruments                               1,340    18,601
                                                   --------- ---------
     Adjusted EBITDA(a)                             (21,562)  (16,526)

Add / (subtract)
--------------------------------------------------
Income tax expense                                    1,090       681
Interest expense, net                                (2,570)   (3,329)
Provision for losses on accounts receivable             263      (205)
Gain on sales of fixed assets, net                     (108)     (149)
Change in operating assets and liabilities           18,521    45,736
                                                   --------- ---------
Net cash provided by (used in) operating
 activities                                        $ (4,366) $ 26,208
                                                   ========= =========


                                                   Three Months Ended
                                                      September 30,
(in thousands)                                       2007      2006
-------------------------------------------------- --------- ---------

Home heating oil gallons sold (millions)             25,383    30,181
                                                   ========= =========


    (a)Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization,(increase) decrease in the fair value of derivatives, loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the partnership's debt covenants in its material debt agreements are calculated and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. Certain of Star's financial covenants in its material debt documents are calculated using Adjusted EBITDA. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.



                       SUPPLEMENTAL INFORMATION
----------------------------------------------------------------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
             RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

                                                   Twelve Months Ended
                                                      September 30,
(in thousands)                                       2007      2006
-------------------------------------------------  --------- ---------

Income (loss) from continuing operations           $ 39,302  $(53,919)
Plus:
Income tax expense (benefit)                          2,002       477
Amortization of debt issuance cost                    2,282     2,438
Interest expense, net                                11,525    21,203
Depreciation and amortization                        28,995    32,415
                                                   --------- ---------
EBITDA from continuing operations                    84,106     2,614
(Increase) / decrease in the fair value of
 derivative instruments                             (15,664)   45,677
Loss on redemption of debt                                -     6,603
                                                   --------- ---------
    Adjusted EBITDA(a)                               68,442    54,894

Add / (subtract)
-------------------------------------------------
Income tax expense                                   (2,002)     (477)
Interest expense, net                               (11,525)  (21,203)
Provision for losses on accounts receivable           5,726     6,105
Gain on sales of fixed assets, net                     (864)     (956)
Change in operating assets and liabilities           (8,662)  (19,999)
                                                   --------- ---------
Net cash provided by operating activities          $ 51,115  $ 18,364
                                                   ========= =========


                                                   Twelve Months Ended
                                                      September 30,
(in thousands)                                       2007      2006
-------------------------------------------------  --------- ---------

Home heating oil gallons sold (millions)            376,645   389,921
                                                   ========= =========


    (a)Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization,(increase) decrease in the fair value of derivatives, loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the partnership's debt covenants in its material debt agreements are calculated and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. Certain of Star's financial covenants in its material debt documents are calculated using Adjusted EBITDA. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.


    CONTACT: Star Gas Partners
             Investor Relations, 203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman or Steven Hecht, 212-835-8500
             SGU@jcir.com